(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 70 to the Registration Statement of Voya Variable Products Trust (Form N-1A No. 033-73140) of our report dated February 18, 2021 on the financial statements and financial highlights of Voya MidCap Opportunities Portfolio and Voya SmallCap Opportunities Portfolio (the "Funds") included in the Funds' annual report for the fiscal year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 27, 2021